UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 06, 2024

Eledon Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36620	20-1000967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19800 MacArthur Blvd. Suite 250
Irvine, California		92612
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 949 238-8090

(19900 MacArthur Boulevard, Suite 550, Irvine, California 92612)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ELDN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 6, 2024, Eledon Pharmaceuticals, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain institutional and accredited investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers in a private placement (the “Private Placement”) an aggregate of 13,110,484 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) at a price of $2.37 per share, and pre-funded warrants (the “Pre-Funded Warrants”) at a price of $2.369 per underlying share, which are exercisable to purchase 7,989,516 shares of Common Stock at an exercise price of $0.001 per share. The Pre-Funded Warrants were issued in lieu of shares of Common Stock and are exercisable immediately and until exercised in full.

A Purchaser (together with its affiliates) may not exercise any portion of a Pre-Funded Warrant to the extent that the Purchaser would own more than a specified beneficial ownership limitation (equal to 4.99% or 9.99% as determined by the Purchaser) of the Company’s outstanding Common Stock immediately after exercise. The beneficial ownership limitation may be increased at the option of the Purchaser upon 61 days’ prior notice to the Company, provided, however, that, to the extent required by applicable Nasdaq Marketplace Rules, the beneficial ownership limitation may not exceed 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such Pre-Funded Warrant.

The Securities Purchase Agreement contains customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. The closing of the Private Placement is expected to occur the week of May 6, 2024.

The Private Placement is expected to result in gross proceeds to the Company of approximately $50 million. The Company intends to use the net proceeds from the Private Placement to fund pre-commercial activities for its products and general corporate purposes.

The Shares, the Pre-Funded Warrants, and the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants, have not been registered under the Securities Act of 1933, as amended, and were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder.

In connection with the Private Placement, the Company entered into a registration rights agreement, dated May 6, 2024 (the “Registration Rights Agreement”), with the Purchasers, pursuant to which, among other things, the Company will (i) prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 to register for resale the Shares and the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants within 20 calendar days, and (ii) use its reasonable best efforts to have the registration statement declared effective promptly after filing, and in any event no later than 60 days after the date of the Securities Purchase Agreement (or 90 days after the date of the Securities Purchase Agreement if the registration statement is reviewed by the SEC). The Registration Rights Agreement contains customary terms and conditions for a transaction of this type, including certain customary cash penalties on the Company for its failure to satisfy specified filing and effectiveness time periods.

Leerink Partners is acting as lead placement agent. LifeSci Capital and Noble Capital Markets are acting as co-placement agents in connection with the financing.

The foregoing description of the material terms of the Securities Purchase Agreement, the Pre-Funded Warrants and the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, the form of Pre-Funded Warrant and the Registration Rights Agreement, which are filed as Exhibits 10.1, 4.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K related to the Shares, the Pre-Funded Warrants, and the shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On May 7, 2024, the Company issued a press release announcing the Private Placement. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference.

Also on May 7, 2024, the Company issued a press release providing clinical trial updates. The press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant to Purchase Common Stock
10.1	Securities Purchase Agreement, dated May 6, 2024
10.2	Registration Rights Agreement, dated May 6, 2024
99.1	Press Release dated May 7, 2024 regarding private placement transaction
99.2	Press Release dated May 7, 2024 announcing clinical trial updates
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eledon Pharmaceuticals, Inc.

Date:	May 7, 2024	By:	/s/ David-Alexandre C. Gros, M.D.
Name: David-Alexandre C. Gros, M.D. Title: Chief Executive Officer